Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)
Registration Statement (Form S-3 No. 333-265019) of Casa Systems, Inc.,

2)
Registration Statement (Form S-8 No. 333-222073) pertaining to the 2003 Stock Incentive Plan, the 2011 Stock Incentive Plan, and the 2017 Stock Incentive Plan of Casa Systems, Inc., and

3)
Registration Statement (Form S-8 No. 333-253510) pertaining to the 2017 Stock Incentive Plan of Casa Systems, Inc.;

of our reports dated March 15, 2023, with respect to the consolidated financial statements of Casa Systems, Inc. and the effectiveness of internal control over financial reporting of Casa Systems, Inc. included in this Annual Report (Form 10-K) of Casa Systems, Inc. for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 15, 2023